Exhibit 4.19

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AGREEMENT

FOR THE PROVISION OF THERAPEUTIC APHERESIS AND CVAC™

IN DUBAI HEALTHCARE CITY

AUGUST 1, 2011

PRIMA BIOMED MIDDLE EAST FZ LLC

AND

THE CITY HOSPITAL FZ LLC

This Agreement for the Provision of Therapeutic Apheresis and CVac in Dubai Healthcare City (the “Agreement”), effective as of August 1, 2011, is entered into by and between:

(1)

Prima BioMed Middle East FZ LLC, a free zone limited liability company formed under the laws of Dubai Healthcare City (“DHCC”) in the United Arab Emirates (“UAE”) and whose principal address is Unit 2009 Building 64 Dubai Healthcare City, Dubai, UAE (“Prima”); and

(2)

The City Hospital FZ LLC, a free zone limited liability company to operate a hospital formed under the laws of DHCC in the UAE and whose principal address is P.O.Box 505004, Dubai Healthcare City, Dubai, UAE (“The City Hospital”);

Prima and The City Hospital shall be referred to as the “Parties” or, individually, a “Party”.

BACKGROUND

Whereas,

(a)	Prima maintains resources, staffing, and equipment to support the provision of apheresis; and

(b)

Prima, as a wholly-owned subsidiary of Prima BioMed Ltd. (Australia), has the rights to CVac, an autologous immunotherapeutic, intended for treatment of certain cancers (CVac Program is defined in Schedule B in more detail); and

(c)	The City Hospital is a full service hospital in DHCC and has the clinical resources, staffing, and facilities to provide therapeutic apheresis services and to administer CVac in its facilities;

Now, therefore, Prima and The City Hospital agree to provide their mutual Services in support of the Therapeutic Apheresis Program and the CVac Program in DHCC under the terms and conditions set out in this Agreement.

INTERPRETATION

1.2	In this Agreement:

Affiliate means in relation to any Party, any other entity which directly or indirectly Controls, is Controlled by or is under direct or indirect common Control with, that Party from time to time;

Agreed Form means in relation to any document, the form of that document which has been agreed to by Prima and City Hospital;

Agreement means this agreement, including its Schedules, Appendices and Annexes, and future, duly executed amendments and addenda;

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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Business Day means a day (other than a Friday or Saturday) on which banks are generally open for normal business in the UAE;

The City Hospital Services means the service or services that are the responsibility of City Hospital under this Agreement to support the Therapeutic Apheresis Program and CVac Program, defined in further detail in Schedule C;

The City Hospital Personnel means all employees, agents and consultants of The City Hospital engaged in the provision of The City Hospital Services, including any physician that would be allowed to prescribe CVac;

Control means in relation to an entity or a person, the indirect or direct ownership of more than 50% of the voting capital or similar right of ownership of that entity or person or the legal power to direct or cause the direction of the general management and policies of that entity or person, whether through the ownership of voting capital, by contract or otherwise, and Controls and Controlled shall be interpreted accordingly;

CVac means autologous dendritic cells pulsed with the recombinant human fusion protein Mucin1-Glutathione S Transferase which is coupled to oxidized polymannose

CVac Process means the provision of all necessary steps to obtain enough CVac for one patient to receive [ * ] of CVac

CVac Program means all activities related to the preparation and administration of CVac, including but not limited to [ * ], as detailed in Schedule B;

Good Manufacturing Practice and GMP means the manufacturing practices and principles promulgated by the International Conference on Harmonization, as revised from time to time, related to the production of medicinal products such as CVac;

Group means, in relation to a company, that company and its Affiliates;

Intellectual Property Rights means all intellectual property rights worldwide arising under statutory or common law or by contract and whether or not perfected, now existing or hereafter filed, issued, or acquired including all (a) patent applications containing one or more claims, (b) provisional applications, (c) non-provisional, continuation, continuation-in-part, and divisional applications that claim the priority of any patent rights described in (a) or (b) above, and (d) patents issuing on patent rights described in (a) and (c) above and reissues, reexaminations, and extensions thereof; rights relating to the protection of trade secrets and Proprietary Information; and any right analogous to those set forth herein and any other proprietary rights relating to intangible property, other than trademarks and service marks.

Invention means any and all ideas, concepts, inventions, discoveries, techniques, processes, machines, manufactures, reports, writings, methods, developments, improvements, designs, systems, specifications, schematics, drawings, information, protocols, devices (including, without limitation, prototypes), works of authorship, formulae, algorithms, computer programs, trade secrets, technology, know-how, evaluations, studies, analytical results, assays, data, specifications, technical information, and samples, whether or not patentable.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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Laws means all applicable laws, enactments, regulations, regulatory policies, guidelines, industry codes, regulatory permits and licenses which are in force from time to time during the Term and are applicable to the Programs or Services subject to this Agreement;

Loss means any loss, damage, fine, penalty, cost, expense or other liability (including legal and other professional fees) and Losses shall be interpreted accordingly;

Net Fees means the net of the gross procedure tariff less of any discounts agreed by third party payer or self paying patient.

Prima Services means the service or services that are the responsibility of Prima under this Agreement to support the Therapeutic Apheresis Program and CVac Program, defined in further detail in Schedule D;

Prima Personnel means all employees, agents and consultants of Prima engaged in the provision of the Prima Services;

Programs means both Therapeutic Apheresis Program and CVac Program

Proprietary Information means any scientific, technical, trade or business information possessed or obtained by, developed for or given to Prima which is treated by Prima as confidential or proprietary, whether or not labeled as confidential and/or proprietary. Proprietary Information may include information that is confidential and proprietary to one or more third parties that has been provided to Prima for use in conjunction with the Programs. Proprietary Information will include, without limitation, data and procedures related to Therapeutic Apheresis and CVac and correspondence between the Parties. Proprietary Information does not include information which (a) was already known to The City Hospital prior to the time it was disclosed, other than by previous disclosure by Prima, as evidenced by The City Hospital’s written records at the time of disclosure, (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement, (c) is lawfully and in good faith made available to The City Hospital without obligations of confidentiality by a third party who did not, to The City Hospital’s knowledge, derive it, directly or indirectly, from Prima, or (d) was independently developed by The City Hospital, as evidenced by credible written records, without use of Proprietary Information.

Regulator means any entity or person having regulatory or supervisory authority over all or any part of (a) Laws, (b) The City Hospital or Prima Services, or (c) the business of Prima or The City Hospital or any of their Affiliates;

Services means both The City Hospital Services and Prima Services

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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Tax means any sales, purchase or turnover tax as maybe applicable in any relevant jurisdiction;

Term means the period from the date first written above until the date on which this Agreement is terminated in accordance with Clause 14 or by Law;

Therapeutic Apheresis means a medical technology in which the blood of a patient or donor is passed through an apheresis machine that separates out a particular component (or particular components) of the blood and returns the rest of the blood to the patient or donor;

Therapeutic Apheresis Process means the provision of one apheresis procedure, and related activities, for a single patient or donor;

Therapeutic Apheresis Program means all activities related to the provision of apheresis in The City Hospital including, but not limited to, [ * ], as detailed in Schedule A;

Third-Party means any person or entity which is not a Party to this Agreement; and

1.1	In this Agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a) that enactment as amended, extended or applied by or under any other enactment before, on or after the date of this Agreement;

(b) any enactment which that enactment re-enacts (with or without modification); and

(c)

any subordinate legislation made (before, on or after the date of this Agreement) under that enactment, including (where applicable) as amended, extended, or applied as described in paragraph (a) above, or under any enactment which it re-enacts referred to in paragraph (b) above.

1.2	In this Agreement:

(a)

any reference to a person includes a body corporate, unincorporated, association of persons (including a partnership), government, state, agency, organisation, and any other entity whether or not having a separate legal personality and an individual, his estate and personal representatives;

(b) subject to Clause 15, any reference to a Party includes the successors or assigns (immediate or otherwise) of that Party;

(c) the words including and include shall mean including without limitation and include without limitation, respectively;

(d) any reference importing a gender includes the other genders;

(e) any reference to a time of day is to Dubai time;

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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	(f)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this Agreement or that document;

	(g)	any reference to a Section, Clause, Subclause, Schedule or Appendix is to a Section, Clause, Subclause, Schedule or Appendix to this Agreement;

	(h)	the schedules and appendices form part of this Agreement; and

	(i)	the headings do not affect the interpretation of this Agreement.

1.3	If there is any conflict or inconsistency between any of:

	(a)	a term in the main part of this Agreement;

	(b)	a term in any of the schedules, including the appendices to the schedules; and

	(c)	any term included in any other document incorporated by reference into this Agreement,

the term falling into the category first appearing in the list above shall, unless expressly stated otherwise, take precedence.

1.4

The ejusdem generis rule does not apply to this Agreement. Accordingly, specific words indicating a type, class or category of thing do not restrict the meaning of general words following specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by the specific words.

2.	PROVISION OF SERVICES

2.1

Prima and The City Hospital agree to provide for the mutual Services of each Party, as detailed in Schedules C and D, to support the Therapeutic Apheresis Program and the CVac Program, as detailed in Schedules A and B, in accordance with the terms of this Agreement, GMP, and all relevant Laws.

2.2	Part or all of Prima’s Services may be provided by one or more of Prima’s Affiliates.

2.3	The Parties shall ensure that each of their obligations under this Agreement are performed by appropriately experienced, qualified, competent, trained and efficient personnel.

2.4

Each Party shall obtain and maintain throughout the Term, at its own cost, all those consents, licenses and authorisations as are necessary to properly perform its mutual services and obligations under this Agreement.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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3.	COMPENSATION

3.1

The City Hospital is responsible for billing patients, or Third-Party payors, and collection of fees related to both Programs according to City Hospital’s standard tariff and processes for billing and collections.

3.2	The City Hospital is then responsible for compensating Prima as follows:

(a)

For the Therapeutic Apheresis Program, The City Hospital shall pay Prima [ * ] of the Net Fees received by The City Hospital for each Therapeutic Apheresis Process. Net Fees, for the purpose of this section 3.2(a), shall mean the fees actually received by The City Hospital from patients, or Third-Party payors on behalf of patients, less out-of-pocket, unreimbursed costs incurred by The City Hospital for consumables and concomitant medications directly related to provision of Therapeutic Apheresis Processes.

	(b)	For CVac Program, The City Hospital shall pay Prima as follows:

(i)

For each CVac Process that yields [ * ] of CVac which are safely delivered (subject to confirmation from The City Hospital or Associate treating Oncologist) to City Hospital, regardless of the number of doses actually administered to a patient, The City Hospital shall pay Prima [ * ] United States Dollars (USD [ * ]).

		(ii)	For a CVac Process that yields less than [ * ] of CVac, The City Hospital may, at its discretion, either:

			(A)	Accept delivery of the actual number of CVac doses yielded at a prorated cost of [ * ] United States Dollars (USD [ * ]) per vial; or

(B)

Request a repeat of the CVac Process with agreement from the patient, at Prima’s expense. In such case, Prima will deliver and The City Hospital will accept delivery of the actual number of vials produced during the two CVac Processes at a prorated cost of [ * ] United States Dollars (USD [ * ]) per vial; however,

			(C)	In any case, The City Hospital has the right to reject delivery of and not pay for a CVac Process (or CVac Processes) that yield [ * ] of CVac for a patient.

(iii)

If a CVac Process yields more than [ * ] of CVac, Prima will inform The City Hospital. Prima will maintain and store the extra vials until the expiration date for CVac (currently estimated as [ * ] from the manufacturing date, but subject to change). In the event that the prescribing physician requests the extra doses for administration prior to the expiration date, Prima will deliver the requested number and The City Hospital shall pay [ * ] United States Dollars (USD [ * ]) for each additional dose.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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3.3

The City Hospital shall maintain bookkeeping and accounting records sufficient to demonstrate its compliance with its compensation obligations and such records shall be available for review by Prima with reasonable advance notice.

4.	INVOICING AND PAYMENT

4.1	For the Therapeutic Apheresis Program:

(a)

The City Hospital shall provide Prima a statement, no less than on a [ * ] basis, of all Therapeutic Apheresis Processes completed in the period, as well as an accounting of fees billed and received for those Therapeutic Apheresis Processes.

(b)

Prima will verify the accuracy of each such statement and then present an invoice to The City Hospital for [ * ] of the Net Fees, as defined in section 3.2(a), actually received by The City Hospital in that period.

4.2	For the CVac Program, Prima will invoice The City Hospital at the time of shipment of CVac doses to The City Hospital.

4.3

In the event that The City Hospital incurs expenses that are related to Prima Services as defined in Schedule D, The City Hospital shall provide Prima a statement of all such expenses and Prima shall issue a credit memo to The City Hospital for such expenses. The City Hospital shall apply such credits to Prima invoices as The City Hospital chooses. Consumable supplies for either the Apheresis Program for CVac Program such as [ * ], will be procured and charged by The City Hospital

4.4	The fees agreed to herein are exclusive of any Tax.

4.5	All Prima invoices are payable within [ * ] of receipt of the relevant invoice.

4.6	All invoices shall be in UAE Dirhams.

5.	EXCLUSIVITY AND NON-COMPETITION

5.1

The City Hospital and Prima agree that all exclusivity and non-competition provisions in this Agreement are reasonable and necessary to protect the mutual interests of the Parties and that neither Party would have entered into this Agreement without these exclusivity and non-competition provisions.

5.2

The City Hospital agrees that all property provided by Prima to The City Hospital (including but not limited to [ * ]) is for the sole use of the Apheresis and CVac Programs and shall not be utilized for any other purpose.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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5.3	The City Hospital agrees that apheresis technician(s) that are paid for by Prima shall be dedicated exclusively to the Apheresis and CVac Programs.

5.4

The City Hospital agrees, for the term of this Agreement not to directly or indirectly [ * ], without the prior written consent of Prima. If another company approaches The City Hospital offering services that Prima cannot provide [ * ] The City Hospital can enter into an agreement without consent or approval of Prima.

5.5	Prima agrees, for the term of this Agreement, not to directly or indirectly [ * ], without the prior written consent of The City Hospital.

6.	REGULATORY COMPLIANCE

6.1	Each Party shall comply with all Applicable Laws and Regulations in performing its obligations under this Agreement.

6.2	Each Party shall continue to hold all regulatory approvals from Regulators which are necessary in order for it to perform its obligations under this Agreement.

7.	OWNERSHIP

7.1

It is expressly agreed to and acknowledged by the Parties that Prima, at all times, shall retain ownership of, and title in, any capital equipment delivered to The City Hospital in relation to this Agreement, such as an apheresis machine or any other similar equipment.

7.2

With regards to the CVac Program, Prima shall take ownership of a patient’s cells from the time CVac-specific apheresis is started. The City Hospital shall ensure that all patients are informed of this provision and that it is expressly agreed to by each patient in writing prior to commencement of a CVac Process. Prima warrants that it will not use a patient’s cells for any purpose other than to attempt the production of CVac. Any unused cells or any unused CVac will be destroyed by Prima.

8.	INTELLECTUAL PROPERTY RIGHTS AND PROPRIETARY INFORMATION

8.1

Any inventions, methods, developments, and discoveries whether patentable or not, relating to or arising from the Therapeutic Apheresis Program or CVac Program, or made in the performance of work under this Agreement shall be governed by UAE patent law.

8.2

The City Hospital hereby acknowledges and agrees that it shall not acquire any rights in the Inventions or Proprietary Information of Prima, and that Prima retains all rights, including Intellectual Property Rights, in and to its Inventions and Proprietary Information.

8.3

The parties hereto acknowledge and agree that Prima shall be the sole and exclusive owner of all right, title and interest in and to any improvements or Inventions conceived, created, developed or reduced to practice as a result of the conduct of the

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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Programs, whether by Prima Personnel or The City Hospital Personnel, or jointly by both Prima Personnel and The City Hospital Personnel. The City Hospital agrees that all Inventions that are copyrightable subject matter shall be considered “work made for hire” within the meaning of the copyright laws of the United States and that Prima shall be the sole author of such Inventions and the sole owner of all rights therein.

8.4

In furtherance of the foregoing, and to the extent permitted by law, The City Hospital hereby irrevocably and unconditionally transfers and assigns to Prima, its successors, and assigns, all right, title and interest that it may have or acquire in or to any such Prima Inventions, including all Intellectual Property Rights therein. The City Hospital agrees that it shall notify Prima, promptly upon their discovery of an Invention and in any event upon the request of Prima, of any Prima Inventions made or developed by City Hospital or any of The City Hospital Personnel. Upon request by Prima, The City Hospital agrees that it shall execute and deliver or cause the execution and delivery of all such documents, certificates, assignments and other writings, and take such other actions as may be necessary or desirable to vest in Prima the ownership rights granted to Prima hereunder, including without limitation the execution and delivery of all appropriate applications for securing all patents, copyrights and other Intellectual Property Rights relating to the Prima Inventions. Prima shall reimburse The City Hospital for any reasonable expenses incurred at Prima’s request to secure title or legal protection on Prima’s behalf for any such Prima Inventions.

8.5

The City Hospital shall own all right, title and interest in and to any and all Inventions which are conceived, made or reduced to practice solely by The City Hospital Personnel, independently from and without assistance from Prima Personnel, Prima Inventions, or Prima’s Proprietary Information.

8.6

All technology and Intellectual Property Rights owned by a Party as of the date of this Agreement shall remain the property of such Party and no licenses or other rights with respect to such technology or Intellectual Property Rights are granted to any other party except as expressly set forth in this Agreement. Nothing in this Agreement shall be construed as granting any party any right or license under any Intellectual Property Rights, trademarks, or service marks of any other party by implication, estoppel or otherwise, except as expressly set forth in this Agreement.

8.7

To the extent that Prima discloses to The City Hospital (or has disclosed to The City Hospital) Proprietary Information to assist The City Hospital in conducting the Programs, Prima hereby grants to The City Hospital, subject to the terms and conditions of this Agreement, a [ * ] license to use such Proprietary Information solely in connection with The City Hospital’s Services. The City Hospital will use Proprietary Information solely for the purpose of furthering the goals of the Programs under this Agreement and for no other purpose.

8.8

Starting on the effective date of this Agreement and for a period of [ * ] after termination of this Agreement The City Hospital will not publish, disseminate or otherwise disclose, deliver or make available to any third party other than Prima Personnel, any Proprietary Information excluding patient medical records, other than

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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in furtherance of the purposes of this Agreement, and only then with the prior written consent of Prima. The City Hospital may disclose Proprietary Information to a Regulator or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to Prima, where feasible.

8.9	The City Hospital will immediately notify Prima in the event of any loss or unauthorized disclosure of any Proprietary Information.

8.10

The City Hospital acknowledges and agrees that damages may not be an adequate remedy in the event of a breach of any of their obligations under this section. The City Hospital therefore agrees that Prima shall be entitled (without limitation of any other rights or remedies otherwise available to Prima) to obtain, without posting bond, specific performance and preliminary and permanent injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this section.

8.11

The City Hospital agrees that, except as expressly permitted under this section, The City Hospital Personnel shall not discuss Proprietary Information regarding the Study or CVac with any person for any reason and shall not express any opinion that is informed, in whole or in part, whether directly or indirectly, by access to the Proprietary Information. For the avoidance of doubt, The City Hospital personnel performing Study activities shall not discuss Proprietary Information regarding CVac of the Programs with any financial, securities, industry analyst, or with the media.

9.	INDEMNIFICATION AND INSURANCE

9.1

Prima agrees to defend, indemnify and hold harmless The City Hospital and The City Hospital’s officers, directors, employees, affiliated doctors and agents against any independent third party claims (“Claims”) arising out of any breach of this Agreement by Prima, except to the extent a Claim arises out of (a) the negligence, willful misconduct or wrongful acts or omissions of The City Hospital or any of The City Hospital’s officers, directors, employees, affiliated doctors and agents, or, (b) the failure of The City Hospital to adhere to the terms of this Agreement (including the Schedules) or other written instructions from Prima or its designees or to comply with any applicable laws, governmental requirements or Good Clinical Practices. This indemnification is contingent on The City Hospital providing Prima with prompt written notice of a Claim (provided, however, that a delay in notification shall not relieve Prima of its indemnification obligations hereunder, unless such delay adversely effects Prima’s rights hereunder) and full authority to defend against, and/or settle the Claim. In addition, The City Hospital shall cooperate fully with Prima and its legal counsel in the investigation and/or defense of any Claims at Prima’s expense. Prima shall not settle any Claim that involves an admission of liability or wrongdoing by, or imposes any obligations on, The City Hospital without The City Hospital’s prior written consent, which consent shall not be unreasonably withheld.

9.2	The City Hospital agrees to defend, indemnify and hold harmless Prima, its directors, officers, staff, employees and agents against any Claims arising out the negligence,

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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willful misconduct, wrongful acts or omissions of The City Hospital or any of The City Hospital’s officers, directors, employees, affiliated doctors and agents, or the failure of The City Hospital to adhere to the terms of this Agreement (including the Schedules) or other written instructions from Prima or its designees or to comply with any applicable laws or governmental requirements. This indemnification is contingent on Prima providing The City Hospital with prompt written notice of a Claim and full authority to defend against, and/or settle the Claim. In addition, Prima shall cooperate fully with The City Hospital and its legal counsel in the investigation and/or defense of any Claims at The City Hospital’s expense. The City Hospital shall not settle any Claim that involves an admission of liability or wrongdoing by, or imposes any obligations on, Prima without Prima’s prior written consent, which consent shall not be unreasonably withheld.

9.3

The City Hospital represents that it has and will maintain, at its own cost, during the entire Term of this Agreement, professional liability and comprehensive general liability insurance in amounts commercially reasonable to cover risks associated with City Hospital Services and City Hospital indemnification of Prima. City Hospital will provide written evidence of such insurance to Prima upon request, and will provide written notice at least [ * ] prior to the cancellation, non-renewal or material change in such insurance.

9.4

Prima represents that it has and will maintain, at its own cost, during the entire Term of this Agreement, products liability and professional liability insurance in amounts commercially reasonable to cover risks associated with Prima Services and Prima indemnification of City Hospital. Prima will provide written evidence of such insurance to City Hospital upon request, and will provide written notice at least [ * ] prior to the cancellation, non-renewal or material change in such insurance.

10.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

10.1	Each Party represents and warrants to the other Party that:

(a)

it has the power to execute and deliver this Agreement and to perform its obligations under it and has taken all action necessary to authorise execution and delivery and the performance of its obligations;

(b) this Agreement constitutes legal, valid and binding obligations of that Party in accordance with its terms; and

(c)

authorisations, licences or consents from, and notices or filings with, any relevant Regulator or other governmental or other authority that are necessary to enable it to execute, deliver and perform its obligations under this Agreement have been obtained or made (as the case may be) and are in full force and effect and all conditions of each authorisation, licence, consent, notice or filing have been complied with.

10.2	TO THE EXTENT APPLICABLE, EXCEPT AS EXPRESSLY PROVIDED HEREIN, ALL DATA, PRODUCTS, AND INVENTIONS, IF ANY, PROVIDED, SUBMITTED OR GENERATED HEREUNDER BY PRIMA OR PRIMA

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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PERSONNEL, IS PROVIDED, SUBMITTED OR GENERATED, AS APPLICABLE, “AS-IS” WITH NO WARRANTY OF ANY KIND, AND ALL SUCH WARRANTIES THEREIN, WHETHER STATUTORY, EXPRESS OR IMPLIED (AND INCLUDING WITHOUT LIMITATION WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, TITLE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS), ARE HEREBY DISCLAIMED TO THE MAXIMUM EXTENT PERMISSIBLE BY LAW. Nothing in this section shall be deemed to reduce or affect in any way Prima’s indemnification obligations set forth in this Agreement. Except with respect to its indemnification obligations explicitly set forth herein, Prima shall have no liability to The City Hospital or The City Hospital Personnel for any lost profits, lost opportunities, or consequential, special, incidental, indirect or punitive damages.

11.	FORCE MAJEURE

11.1

Neither Party shall be liable to the other Party for any delay or non-performance of its obligations under this Agreement arising directly from any of the following cause or causes beyond its reasonable control and unable reasonably to be planned for or avoided: act of God, governmental act, act of terrorism, war, earthquake, flood, embargo, riot, sabotage, strike (other than of its own employees), failure of Third-Party telecommunications networks, failures of Third-Parties (other than Subcontractors), explosion or civil commotion (“Force Majeure Event”), provided that the affected Party:

(a) promptly notifies the other Party in writing of the cause of the delay or non-performance and the likely duration of the delay or non-performance; and

(b) uses all reasonable endeavours to limit the effect of that delay or non-performance on the other Party.

11.2	In any such case, the performance of the affected Party’s obligations, to the extent affected by the cause, shall be suspended during the period that the cause persists.

12.	TERM AND TERMINATION

12.1	This Agreement shall commence on the Effective Date and shall continue in force for one (1) year (the “Term”) unless earlier terminated or extended in writing.

12.2	Each Party shall have the right, without prejudice to its other rights or remedies, to terminate this Agreement by written notice to the other Party if:

(a)

the other Party is unable to pay its debts or becomes insolvent, or an order or an application is made or a resolution passed for the administration, winding-up or dissolution of the other Party (otherwise than for the purposes of a solvent amalgamation or reconstruction), or an administrative or other receiver, manager, liquidator, administrator, trustee or similar officer is appointed over all or any of the assets of the other Party, or the other Party enters into or proposes any composition or arrangement with its creditors generally or a moratorium is declared in respect of its indebtedness or any other creditor action or anything analogous to the foregoing occurs in any applicable jurisdiction;

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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(b)

the other Party is in material breach of this Agreement (being a single event or a series of events which are together a material breach) and either that breach is not capable of remedy or, if the breach is capable of remedy that other Party has failed to remedy that breach within [ * ] after receiving written notice requiring it to do so;

(c) the other Party does not pay any amount payable under this Agreement within [ * ] of the due date; or

(d) as a result of a Force Majeure Event, either Party performance of its obligations under this Agreement is not resumed within [ * ] after notice from the other Party.

12.3	Either Party may terminate the Agreement without cause by giving the other Party [ * ] written notice.

13.	CONSEQUENCES OF TERMINATION

13.1

Any termination or expiry of this Agreement shall not affect any accrued rights or liabilities of either Party nor shall it affect the coming into force or continuation in force of any other Clauses and provisions of this Agreement which are expressly or by implication intended to come into force or continue in force on or after termination or expiry of this Agreement.

13.2	Upon termination of this Agreement, both Parties shall provide mutual reasonable assistance to facilitate the orderly wind down the Services without adverse effect to any patient or donor.

13.3

Within [ * ] of the termination of the Agreement each Party shall return, destroy, or otherwise dispose of, as requested by the owner, all property (including Proprietary Information)(excluding patients medical records) in its possession belonging to the other Party excluding this agreement.

14.	ASSIGNMENT

14.1

Except to any member of its Group by giving prior written notice to the other Party of [ * ], neither Party may assign, transfer or otherwise dispose of any of its rights, transfer or otherwise dispose of any of its obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

15.	NOTICES

15.1

Any notice or other communication to be given under this Agreement to a Party shall be in writing and may be delivered or sent by traceable courier, facsimile or email to the Party to be served at its address set out below:

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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(a)	to The City Hospital at:

PO Box 505004, Dubai UAE

Fax: +971 4 435 9900

Email: tarek.fathey@thecityhospital.com

Marked for the attention of: Dr. Tarek Fathey

(b)	to Prima at:

Dubai Healthcare City UAE Fax: 00971 4 4574099 Email: hind.alsaadi@primabiomed.com.au Marked for the attention of: General Manager

With a copy to: 1233 High Street Armadale VIC 3143 Australia Fax +61 3 9822 7735 Email: martin.rogers@primabiomed.com.au Marked for the attention of: Chief Executive Officer

15.2

In proving service of a notice or document it shall be sufficient to prove that delivery was made and recorded or that the facsimile or email message was properly addressed and despatched, as the case may be.

16.	WHOLE AGREEMENT

16.1

This Agreement contains the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersedes all previous agreements between the parties relating to these transactions.

16.2

Each Party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those set out in this Agreement and the documents referred to in it) made by or on behalf of the other Party at any time before the date of this Agreement. Each Party waives all rights and remedies which, but for this section, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

16.3	Nothing in this section limits or excludes any liability for fraud.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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17.	DISPUTES

17.1	Any dispute arising out of or in connection with this Agreement (a “Dispute”) shall be referred by either Party first to the Chief Executive Officers (or Managing Director or similar) of each Party.

17.2

If the Dispute is not resolved by agreement in writing between the parties within [ * ] after the date of the notice to the Chief Executive Officer, the Dispute shall on notice in writing being given by either Party to the other (the “Arbitration Notice”) be referred to arbitration before a single arbitrator who shall be appointed by agreement in writing between the parties or, if they are unable to agree on the identity of the arbitrator within [ * ] after Arbitration Notice is given, or if the person appointed is or becomes unable or unwell to act shall be appointed by the Dubai International Arbitration Centre (“DIAC”). The arbitration shall be conducted in Dubai, UAE in the English language in accordance with the arbitration rules of the DIAC in force at the date of the Arbitration Notice.

17.3

The agreement to arbitration of disputes is without prejudice to either Party’s right to seek interim relief against the other Party (such as an injunction through the Dubai Courts to protect its rights and interests and to enforce the obligations of the other Party).

18.	GENERAL

18.1	No partnership or agency

Nothing in this Agreement shall be deemed to constitute a partnership between the parties, nor constitute either Party as the agent of the other Party for any purpose and neither Party shall have the authority or power to bind the other Party or to accept any order binding on the other Party or to contract in the name of the other Party or to create a liability against the other Party or to pledge or purport to pledge the other Party’s credit in anyway or for any purpose.

18.2	Neither Party shall be responsible for acts of default of the other Party of the other Party’s Personnel.

18.3	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any Party may enter into this Agreement by executing a counterpart.

18.4	Waiver

The rights of each Party under this Agreement:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of rights or remedies provided by law; and

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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(c) may be waived only in writing and specifically.

Delay in the exercise or non-exercise of any right is not a waiver of that right.

18.5	Amendments

Any amendment of this Agreement shall not be binding on the parties unless set out in writing, expressed to amend this Agreement and signed by authorised representatives of each of the parties.

18.6	Severability

If any term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a) the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(b) the legality, validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

18.7	Further assurance

Each Party undertakes, at the request and cost and expense of the other Party, to sign all documents and to do all other acts which may be necessary to give full effect to this Agreement.

18.8	Costs

Each Party shall pay the costs and expenses incurred by it in connection with the entering into of this Agreement.

18.9	Third Party Rights

Except for an Affiliate of a Party, a person who is not a Party to this Agreement may not enforce any of its terms.

19.	GOVERNING LAW AND JURISDICTION

Except as explicitly set forth in section 7 regarding Intellectual Property Rights and Proprietary Information which shall be interpreted according to United States patent and copyright laws, this Agreement shall be governed by and construed under the laws of the Emirate of Dubai and all applicable federal laws of the UAE, without reference to principles of conflict of laws, and shall be subject to the exclusive jurisdiction of the civil courts of the Emirate of Dubai.

THIS AGREEMENT has been signed on behalf of the parties by their duly authorised representatives with an Effective Date which appears on page 1.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first set forth above.

Executed for and on behalf of Prima BioMed Limited by:

/s/ Hind Al Saadi

Hind Al Saadi
Print Name

Executed for and on behalf of The City Hospital FZ LLC by:

/s/ Tarek Fathey

Dr. Tarek Fathey
Print name

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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SCHEDULE A

THERAPEUTIC APHERESIS PROGRAM

The City Hospital and Prima agree to provide their mutual Services, as detailed in Schedules C and D, as well as all additional reasonable mutual support, to implement a successful Therapeutic Apheresis Program as follows.

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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SCHEDULE B

CVAC PROGRAM

City Hospital and Prima agree to provide their mutual Services, as detailed in Schedules C and D, as well as all additional reasonable mutual support, to implement a successful CVac Program as follows:

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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SCHEDULE C

CITY HOSPITAL SERVICES

In support of the Therapeutic Apheresis Program and the CVac Program, City Hospital shall be responsible for providing the following Services, or for ensuring that City Hospital Personnel provide such Services. Unless otherwise specified, City Hospital is fully responsible for any and all costs related to the provision of City Hospital Services.

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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SCHEDULE D

PRIMA SERVICES

In support of the Therapeutic Apheresis Program and the CVac Program, Prima shall be responsible for providing the following Services, or for ensuring that Prima Personnel provide such Services. Unless otherwise specified, Prima is fully responsible for any and all costs related to the provision of Prima Services.

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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